Exhibit 99.1

Oppenheimer Holdings Inc. Reports Completion of the Sale of its $3.8 Billion Subsidiary Servicing Portfolio

New York,  June 22, 2016 – Oppenheimer Holdings Inc. (NYSE: OPY) today reported  the completion of the sale by its subsidiary, Oppenheimer Multifamily Housing & Healthcare Finance (“OMHHF”) of OMHHF’s  permanent loan mortgage servicing portfolio to Walker & Dunlop, Inc. for cash proceeds of approximately $45 million.  The sale, consisting of over 480 permanent loans insured by the U.S. Department of Housing and Urban Development, represents a sale of substantially all of the assets of OMHHF.    The sale of the remainder of OMHHF’s operating assets is expected to be completed in the near future.  As previously reported, the Company had determined that OMHHF was a non-core business of the Oppenheimer financial services franchise and the Company’s board of directors had approved the sale of assets of OMHHF.

Albert G. Lowenthal, Chairman and CEO commented, “We formed OMHHF in 1998 and successfully grew the business into one of the top ten commercial mortgage loan servicers in the U.S.   I would like to thank Jim Moore, President of OMHHF, for his many years of service.  We believe that the sale of this non-core business will allow us to continue to focus on growing our core banking and wealth management franchise.”

Contact:

Jeffrey Alfano, (212) 825-4331